EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), dated below and effective as of the 12th day of February, 2018 (“Effective Date”), by and between Drone Guarder Inc. a Corporation organized and existing under the laws of Nevada, (the "Company"), with a registered address at 1700 Montgomery Street, Suite 101, San Francisco, CA 94111 and Johanne Margot Elizabeth Ellis (hereinafter referred to as "Executive"), whose address is 3 Polecat Cottages Huish Lane Tunworth Basingstoke Hampshire RG25 2LA UK. Company and Executive may be referred to collectively as “Parties” and individually as “Party”.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Chief Operating Officer upon the terms and conditions set forth below and Executive desires to accept employment upon such terms and conditions; and

WHEREAS, the Company and Executive desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Executive's employment by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       EMPLOYMENT.   The Company hereby employs Executive and Executive hereby accepts employment by the Company, upon all the terms and conditions set forth in this Agreement for the position of Chief Operating Officer.

2.       TERM.   Subject to the provisions for earlier termination set forth in Section 9 hereof, this Agreement shall commence on the Effective Date hereof and shall continue until the close of business on the day immediately preceding the 1st anniversary of the Effective Date hereof (the "Initial Term").  Thereafter, the Company shall have the right to renew this Agreement for successive one year periods (each a "Year Renewal Period").  The Company shall, if the Company desires not to renew this Agreement for any Year Renewal Period, give Executive written notice to that effect at least ninety (90) days prior to the end of the Initial Term or the Year Renewal Period then in effect (as the case may be).  The period during which this Agreement shall be in effect as provided herein is referred to herein as the "Employment Term".

3.       EXECUTIVE'S REPRESENTATIONS AND WARRANTIES.  Executive represents and warrants to the Company that she is free to accept employment with the Company as contemplated herein and has no medical reasons, other written or oral obligations or commitments of any kind or nature which would in any way interfere with her acceptance of employment pursuant to the terms hereof or the full performance of her obligations hereunder or the exercise of her best efforts in her employment hereunder or which would otherwise pose any conflict of interest.

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4.       DUTIES AND EXTENT OF SERVICES.

A.  Duties and Extent of Service. During the Employment Term, Executive shall serve as the Chief Operating Officer (“COO”), subject to the terms and conditions of this Agreement. The Executive shall report to and be directly responsible to the Board. The Executive shall perform, observe and conform to such duties and instructions as from time to time are reasonably assigned or communicated to her by the Board and which are reasonably consistent with the employment and status of the Executive as the COO of the Company, and shall make such reports to the Board as may be necessary to fully and properly inform it of the matters of business of the Company for which the Executive is responsible as well as such additional reports as the Board may from time to time reasonably request.

B. Executive agrees to devote sufficient time, skill, attention and energy diligently and competently to perform the duties and responsibilities assigned to her hereunder or pursuant hereto.  Executive shall be loyal and faithful at all times and constantly endeavor to improve her ability and her knowledge of the business of the Company in an effort to increase the value of her services for the mutual benefit of the Company and Executive.

Notwithstanding the above, the Executive may: (i) serve, with or without compensation, on the boards of such companies or corporations, or on such industry associations or on such government or other public boards or committees (domestic or international) as the Executive may determine, subject to the prior written approval of the Board, such approval not to be unreasonably withheld, provided that the objectives of such boards or committees are not, in the opinion of the Board, similar to the interests of the Company and may devote such reasonable amount of her time (including time during business hours) to the affairs of such boards or committees as the Executive, in consultation with the Board, may determine.

C.       Rules and Regulations.  Executive agrees to abide by the lawful rules and regulations of the Company promulgated by the Company from time to time with respect and applicable to the Company's employees generally, which are all hereby incorporated by reference and made a part of this Agreement.

D.    Location.  Executive will operate from her home office, or as deemed beneficial for the Company, the Company and Executive may mutually agree to a relocation of the office space.

5. COMPENSATION. Subject to the provisions of Section 9 of this Agreement, during the Employment Term for all services rendered under this Agreement, the Executive shall receive a base Salary according to the provisions of this Section 5. Pursuant to the mutual agreement of the Parties, Executive’s compensation shall be as follows:

•	$36,000 (Thirty Six Thousand Dollars) per year payable in cash on a monthly basis of Three Thousand Dollars Per Month paid by electronic transfer into a designated bank account of Executive on the 1st business day of each month commencing 1ST March, 2018, with February 2018 prorated.

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•	FRINGE BENEFITS AND EXPENSES.

A.       Executive Benefits.  Executive shall be entitled to future benefits or fringe benefits made available by the Company from time to time to all of its other executives generally, including health and medical insurance paid by the Company but only if approved by the Board after sufficient funds are available or cash flow from the operation of the Company.

B.       Expenses.  The Company shall reimburse Executive for her normal and reasonable out-of-pocket costs and expenses in connection with the performance of her duties and responsibilities hereunder, subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect, including sufficient detail to entitle the Company to an income tax deduction for such paid items, if such items are so deductible.  Company shall create an Employee Expense Statement Form that every employee will utilize to regularly report his/her out-of-pocket business expenses, which will be approved and reimbursed within five business days of submittal of the Employee Expense Statement.  Such expenses shall include, but not be limited to:  business class airfare (first class if no business class is available), appropriate hotel accommodation, travel meals and bona fide business expenses and entertainment as allowed by applicable law.  Should extended stays be required in other Company locations, the Company shall reimburse Executive for extended temporary living expenses.

From time-to time the Executive may request an advance against anticipated expenses for any forthcoming business trip or other expensable event.  The Company shall provide the advance per electronic transfer of funds to a bank of the Executive’s choice.

7.       VACATIONS.  Executive shall be entitled to a total of four weeks (20 scheduled work days) of vacation during each full year of the Employment Term beginning with the Effective Date of this Agreement.  The periods during which Executive will be able to use vacation time shall be at the mutual agreement of the Company and Executive. Vacation time, by mutual agreement, may be taken at any time during each year of the Employment Term.

8.       FACILITIES.  The Company shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it deems reasonably necessary for Executive's performance of her duties and responsibilities under this Agreement.  Facilities shall include but not be limited to office expenses, space, telephone (fixed and mobile phone service), fax at both home (if necessary) and office, and computer equipment for Executive and professional staff as deemed appropriate by Executive.

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9.       TERMINATION OF EMPLOYMENT.

A.       Termination Events.  Notwithstanding any provisions of this Agreement to the contrary, this Agreement may be terminated only as follows:  (i) by the Company with or without “Cause” (as hereinafter defined), effective upon the delivery of written notice to Executive; (ii) upon Executive's death; (iii) upon Executive becoming “Disabled” (as hereinafter defined) and receiving written notice of termination from the Company to that effect; (iv) Executive's voluntary termination of employment with “Good Reason” (as hereinafter defined); (v) Executive's voluntary termination of employment for other than “Good Reason” (as hereinafter defined); (vi) the non-renewal of this Agreement by the Company at the end of the Initial Term or any Year Renewal Term; or (vii) the refusal of Executive to accept employment for a Year Renewal Term after the Company has elected or is deemed to have elected to have renewed this Agreement.

B.       Definition of Cause and Disabled.  For purposes of this Agreement, "Cause" shall mean and include: (i) a willful or reckless failure to perform her duties as set forth in Section 4 herein, (ii) a willful commission of an illegal act for which the Company is directly and adversely affected, (iii) any act of dishonesty by the Executive bearing directly upon the Company, (iv) a conviction of the Executive for a felony or any other crime involving moral turpitude and (v) Executive's willful and repeated failure to fully perform his or her duties and responsibilities as directed by the Board in its reasonable discretion; provided, however, that Executive shall be entitled to receive written notice from the Company setting forth in reasonable detail his or her willful and repeated failure to perform such duties and shall have the right until 30 days after the date of such notice is received to cure any such act of willful misconduct or gross negligence.

Executive shall be deemed "Disabled" if Executive is unable, due to mental, emotional or physical injury or illness, to perform substantially the essential functions of her position, with or without a reasonable accommodation, for a period of 60 consecutive scheduled work days or a total of 90 scheduled work days within any period of 365 days.  The initial determination as to whether Executive is Disabled shall be made by the physician regularly treating the condition causing the disability or incapacity.  The Company shall have the right at its sole cost and expense to require Executive to be examined by another physician qualified to diagnose and treat Executive’s Disability who is duly licensed to practice medicine in the jurisdiction of Executive’s residence to determine such qualified physician's opinion as to Executive's Disability.  If such qualified physician's opinion differs from that of the physician treating Executive, both of such physicians shall forthwith jointly select a third qualified physician so licensed whose opinion, after examination and review of available information, shall be conclusive and binding upon all Parties hereto.  Termination of this Agreement for Disability will be effective on the date the Company gives notice of termination by reason of Disability to Executive.

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C.       Effect of Termination for Cause or Executive's Voluntary Termination of Employment for Other than Good Reason.  In the event that this Agreement is terminated by the Company for Cause, or in the event that Executive voluntarily terminates her employment, including a refusal to accept employment for a Year Renewal Period after the Company has elected or is deemed to have elected to renew this Agreement (other than a voluntary termination for Good Reason), the Company shall pay to Executive, within thirty (30) days following the date of such termination, Salary accrued and unpaid through the date of such termination and any accrued and unpaid vacation pay (less vacation already taken) to which Executive may then be entitled through such date, as provided in Section 7 hereof.  Executive shall not be entitled to any other compensation, remuneration or other sums provided for in this Agreement or to which Executive might otherwise be entitled hereunder or at law or in equity.  For avoidance of doubt, the share bonus described in Section 5B shall not be payable.  In the event that Executive desires to voluntarily terminate her employment, Executive shall provide the Company with written notice to such effect three (3) months prior to the date of such voluntary termination.

Executive shall be entitled to terminate this Agreement for "Good Reason".  For purposes of this Agreement, “Good Reason” means (i) a material breach by Company of this Agreement, (ii) a significant reduction in the nature or scope of Executive’s duties and responsibilities, (iii) the assignment to Executive of duties and responsibilities that are materially inconsistent with her position, (iv) a requirement by the Company’s Board  that Executive take any action or inaction which would violate applicable law, (v) any requirement that Executive relocate to an unacceptable working site or (vi) Executive is not offered a position with comparable duties, pay and benefits following a Change of Control as defined in Section 11 of this Agreement. Prior to Executive’s termination for Good Reason, Executive must give written notice to Company of the reason for her termination and the reason must remain uncorrected for 30 days following such written notice. Relocation benefits to return to her home base as described in Section 6.B. above will remain in effect.

D.       Resignation.  In the event of the termination of Executive's services hereunder for any reason (other than by death), Executive agrees that he shall deliver her written resignation as an officer and/or director of the Company (and its affiliates, including the Company) to the Board of Directors of the Company, such resignation to become effective immediately.

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10.       CONFIDENTIALITY:  ASSIGNMENT OF INVENTIONS.

A.       Executive agrees that in performing her normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company.  The Executive agrees that during engagement under this Agreement and for one (1) year after termination of such engagement, the Executive will not, without express written consent of the Company, divulge or use Confidential business information or trade secrets obtained by the Executive in the course of engagement with the Company, directly or indirectly, for the Executive’s own benefit or for the benefit of any other person, firm, business, corporation, or entity, except in accordance with this Agreement or with the written permission of the Company.

Executive may retain one file copy of any and all Confidential business information he has received for her records in accordance with normal and customary business practices.

B.       The Executive agrees that all inventions, innovations or improvements in the Company's products or methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by her during the employment period, belong to the Company.  The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonably requested by the Company to establish and confirm such ownership

11.       CHANGE OF CONTROL.  For the purposes of this agreement, “Change of Control” shall mean the first to occur of any of the following events while the Executive is employed by the Company:

(i) any merger, consolidation, or reorganization in which Company is not the surviving entity (or survives only as a subsidiary of an entity),

(ii) after one year's operation, any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of Company to any other person or entity (in one transaction or a series of related transactions),

(iii) dissolution or liquidation of Company,

(iv) a new individual or party, or group of individuals or parties acting jointly or in concert coming to own of record or beneficially, or coming to control or exercise direction over, for the first time, 50% or more of the then issued and outstanding voting shares of Company, or

(v) as a result of or in connection with a contested election of directors, the persons who were directors of Company before such election cease to constitute a majority of the Board; provided, however, that the term Change of Control shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely Company and one or more previously wholly-owned subsidiaries of Company.

A.       In the event of a Change of Control of Company during the term of this Agreement the Executive may treat this Agreement as terminated by Company without cause as described in Section 9.

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For purposes of this Agreement takeover of control shall be evidenced by the acquisition any person, or by any person and its associates, and whether directly or indirectly, of common shares of the Company that, when added to all other common shares of Company at the time held by such person and its affiliates, totals for the first time more than 50% of the outstanding common shares of Company.

14.       APPLICABLE LAW.  This Agreement shall be governed by and construed pursuant to the laws of the State of Nevada, without giving effect to conflicts of laws principles.

15. FORCE MAJEURE.   The obligations of each Party under this Agreement shall be excused or suspended while such Party is prevented or hindered from complying therewith, in whole or in part, by Force Majeure (being an unavoidable and unforeseeable event outside of the reasonable control of the Parties hereto and not inclusive of the death or incapacity of the Executive). In the event Force Majeure causes a suspension of the obligations of any Party as aforesaid, such Party shall give notice thereof as soon as reasonably possible to the other Party stating the date and extent of such suspension, whether in whole or in part, and the nature of the Force Majeure. Any Party whose obligations have been suspended as aforesaid shall take all reasonable steps to remove the Force Majeure situation and shall resume the performances of such obligations as soon as reasonably possible after the removal of the Force Majeure and shall so notify the other Party.

17.       NOTICES.  Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, to her residence, in the case of Executive, and in the case of the Company to address set forth on the first page hereof.

18.       ASSIGNMENT.   This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Executive acknowledges and agrees that he cannot assign or delegate any of her rights, duties, responsibilities or obligations hereunder to any other person or entity except as required for good governance during periods of vacation or other leaves of absence as agreed by the Board.  In such cases, a Power-of-Attorney shall be issued making such authorization.  The Company may assign its rights under this Agreement to any affiliate of the Company or to any entity upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other entity. Such assignment may constitute a Change of Control as defined in Section 11 of this Agreement.

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19.       SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

20.       NO WAIVER.  A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation.  No oral waiver shall be binding.

21.       ARBITRATION.  Except as provided in Section 14 hereof, any dispute, claim arising out of any matter involving this Agreement shall be submitted to binding and non-appealable arbitration in accordance with the rules of the American Arbitration Association.  Any such arbitration shall be held New York.  The arbitrator so selected must enforce the terms of this Agreement and must rule in accordance with New York law.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  The prevailing Party in any such arbitration will be entitled to an award of its reasonable attorneys' fees and expenses in connection with such arbitration and enforcement of any award or relief granted therein.

22.       COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument and it shall not be necessary in making proof of this agreement to account for all such counterparts.

23.  MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed in writing and signed by the Executive and such officer or director as may be designated by the Board.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

COMPANY

By: /s/ Adam Taylor

Name: Adam Taylor

Title: CEO

Dated: 2/12/2018

EXECUTIVE

By: /s/ Johanne Margot Elizabeth Ellis

Name:  Johanne Margot Elizabeth Ellis

Title: COO

Dated: 2/12/2018

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